Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-174519, No. 333-130395, No. 333-69588, No. 333-50934 , No. 333-216739) and in the Registration Statement on Form S-3 (No. 333-216737) ofour report dated March 16 , 2017, relating to the financial statements of Wuxi Weifu Autocam Prec is ion Machinery Company, Ltd. as of and for the year ended December 31, 2016, appearing in the Ann al Report on Form 10 -K ofNN, Inc. for the year ended December 31, 201 8.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP Shanghai, People's Republic of China

March 18, 2019

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